Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES RETENTION OF DEUTSCHE BANK SECURITIES FOR EVALUATION OF FUTURE OPPORTUNITIES

Las Vegas, NV - October 24, 2012 - Affinity Gaming, LLC (“Affinity Gaming” or the “Company”) today announced that its Special Opportunities Committee has selected Deutsche Bank Securities Inc. to act as its financial advisor in connection with its evaluation of future opportunities.

The Board of Directors (the “Board”) met on September 24, 2012 to consider forming a Special Opportunities Committee to explore special opportunities for enhancing equity-holder value including, without limitation, through potential acquisitions, joint ventures, recapitalizations, select asset divestitures, merger, combination, reorganization or similar transactions, as well as continuing to operate the business in the ordinary course.

On September 27, 2012, the Board unanimously approved the formation of the Special Opportunities Committee. The Committee consists of Don R. Kornstein (Chairman), Thomas M. Benninger, and Michael Rumbolz, to, among other things, on behalf of the Board, review and evaluate special opportunities and determine whether the Board should recommend any such opportunities to the Company's equity-holders for their approval.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. Giving effect to transactions that are pending and expected to close in the fourth quarter of 2012 and the first quarter of 2013, the Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the J.W. Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygamingllc.com.

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Contacts

Affinity Gaming, LLC
David D. Ross, 702-341-2410
Chief Executive Officer
or
Marc Rubenstein, 702-341-2421
Sr. VP, General Counsel & Secretary